Exhibit 10.76

FORM OF TERM NOTE

$	June 10, 2004

FOR VALUE RECEIVED, the undersigned promises to pay to the order of                                          (the “Term Lender”), the principal amount of                                                      ($                    ) made by the Term Lender with respect to the Term Commitments under the Credit Agreement referred to below, together with interest on the principal amount of each Term Loan made hereunder and remaining unpaid from time to time from the date of each such Term Loan until the date of payment in full, payable as hereinafter set forth.

Reference is made to the Credit Agreement dated as of June 10, 2004, by and among the undersigned, as Borrower, the Lenders which are parties thereto from time to time and                        ,            as Administrative Agent (“Administrative Agent”) (as amended, extended, renewed, supplemented or otherwise modified from time to time, the “Credit Agreement”).  Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings given those terms in the Credit Agreement.  This is one of the Term Notes referred to in the Credit Agreement, and any holder hereof is entitled to all of the rights, remedies, benefits and privileges provided for in the Credit Agreement as originally executed or as it may from time to time be supplemented, modified or amended.  The Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events upon the terms and conditions therein specified.

The principal indebtedness evidenced by this Term Note shall be payable as provided in the Credit Agreement and in any event on the Maturity Date.

Interest shall be payable on the outstanding daily unpaid principal amount of each Term Loan from the date of each such Term Loan until payment in full and shall accrue and be payable at the rates and on the dates set forth in the Credit Agreement both before and after Default, before and after maturity, before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law, with interest on overdue principal and interest to bear interest at the Default Rate set forth in Section 2.11 of the Credit Agreement, to the fullest extent permitted by applicable Law.

Each payment hereunder shall be made to the Administrative Agent at the Administrative Agent’s Office for the account of the Term Lender in immediately available funds not later than 2:00 p.m. on the day of payment (which must be a Business Day).  All payments received after 2:00 p.m. on any particular Business Day shall be deemed received on the next succeeding Business Day.  All payments shall be made in lawful money of the United States of America without setoff, counterclaim, recoupment or deduction of any kind.

The Term Lender shall use its best efforts to keep a record of Term Loans made by it and payments received by it with respect to this Term Note, and such record shall, as against Borrower, be presumptive evidence of the amounts owing under this Term Note.

The undersigned hereby promises to pay all costs and expenses of any rightful holder hereof incurred in collecting the undersigned’s obligations hereunder or in enforcing or attempting to enforce any of such holder’s rights hereunder, including reasonable attorneys’ fees and disbursements, whether or not an action is filed in connection therewith.

The undersigned hereby waives presentment, demand for payment, dishonor, notice of dishonor, protest, notice of protest and any other notice or formality, to the fullest extent permitted by applicable Laws.

This Term Note shall be delivered to and accepted by the Term Lender, or by the Administrative Agent on its behalf, in the State of Nevada, and shall be governed by, and construed and enforced in accordance with, the local Laws thereof.

HERBST GAMING, INC.,
a Nevada corporation

By:
Name:
Title:

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